EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
(dollars in thousands)	2013	2014	2015	2016	2017	2017	2018
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616	$118,869	$119,388
Fixed charges	460,918	485,762	498,253	536,607	487,752	121,047	120,932
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)	(4,129)	(2,336)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359	1,679	4,179
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)	(823)	(4,208)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399	$236,643	$237,955

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622	$118,597	$122,775
Capitalized interest	6,700	7,150	8,670	16,943	13,489	4,129	2,336
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)	(1,679)	(4,179)
Fixed charges	$460,918	$485,762	$498,253	$536,607	$487,752	$121,047	$120,932

Consolidated ratio of earnings to fixed charges	1.23	1.78	2.25	2.29	1.57	1.95	1.97

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616	$118,869	$119,388
Fixed charges	460,918	485,762	498,253	536,607	487,752	121,047	120,932
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)	(4,129)	(2,336)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359	1,679	4,179
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)	(823)	(4,208)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399	$236,643	$237,955

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622	$118,597	$122,775
Capitalized interest	6,700	7,150	8,670	16,943	13,489	4,129	2,336
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)	(1,679)	(4,179)
Fixed charges	460,918	485,762	498,253	536,607	487,752	121,047	120,932
Preferred stock dividends	66,336	65,408	65,406	65,406	49,410	14,379	11,676
Combined fixed charges and preferred stock dividends	$527,254	$551,170	$563,659	$602,013	$537,162	$135,426	$132,608

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.08	1.57	1.99	2.04	1.43	1.75	1.79

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.